PROSPECTUS SUPPLEMENT NO. 3                     FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED NOVEMBER 24, 2000)               REGISTRATION NO. 333-48030

                         [INTERNATIONAL RECTIFIER LOGO]
                      INTERNATIONAL RECTIFIER CORPORATION

          $550,000,000 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                      AND
     7,438,967 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes Due 2007 and shares of common stock issuable upon the conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated November 24, 2000. Our common stock is listed on The New York Stock Exchange and the Pacific Exchange under the symbol "IRF."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 PROSPECTUS SUPPLEMENT DATED DECEMBER 22, 2000
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    The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Holders" in our prospectus and was provided by or on behalf of the selling holders.

                                                                                                               COMMON
                                                                                                                STOCK
                                                                                                            BENEFICIALLY
                                                                                                             OWNED AFTER
                                             PRINCIPAL AMOUNT OF      COMMON STOCK                            OFFERING
                                             NOTES BENEFICIALLY    BENEFICIALLY OWNED    COMMON STOCK    -------------------
NAME AND ADDRESS                              OWNED AND OFFERED     BEFORE OFFERING       OFFERED(1)      AMOUNT       %
----------------                             -------------------   ------------------   --------------   --------   --------
KBC Financial Products USA Inc.............     $  1,200,000               0                 16,230         0          *
  120 West 45th Street
  Tower 45, 25th Floor
  New York, NY 10036
Salomon Smith Barney Inc...................     $ 11,750,000               0                158,923         0          *
  390 Greenwich St.
  3rd Floor--Convertibles
  New York, NY 10013
Any other holder of notes or future
  transferee, pledgee, donee or successor
  of any
  holder (2)(3)............................     $ 85,407,000               0              1,155,164         0          *

------------------------------

*   Less than 1%

(1) Assumes conversion of all the holder's notes at a conversion price of $73.935 per share of common stock and resale of all shares of common stock offered hereby.

(2) Information about other selling security holders will be set forth in prospectus supplements, if required.

(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements or amendments to the prospectus if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

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